Exhibit (a)(2)
CAVANAL HILL FUNDS
(Formerly, AMERICAN PERFORMANCE FUNDS)

AMENDMENT NO. 2 TO THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

     THE AGREEMENT AND DECLARATION OF TRUST made at Boston, Massachusetts the 1st day of October, 1987, as Amended and Restated as of August 20, 1990, is hereby amended effective December 1, 2008, as provided hereunder.
     1. Article I, Section 1 of the Trust is hereby amended and restated in its entirety shall be deleted in its entirety and replaced with the following:
     “Section 1. This Trust shall be known as “Cavanal Hill Funds,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”
     2. Except as amended above, no other change is made to the foregoing AGREEMENT AND DECLARATION OF TRUST.
     IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Amendment to the Declaration of Trust as Trustees and not individually, effective as of the 1st day of December 2008.

/s/ William H. Wilson Jr	Date: December 1, 2008

William H. Wilson Jr, Chairman

/s/ David L. Foster	Date: December 1, 2008

David L. Foster, Trustee

/s/ Steven G. Bradshaw	Date: December 1, 2008

Steven G. Bradshaw, Trustee